                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

     Prospectus Supplement to the Prospectus dated February 6, 2004 and the
            Prospectus Supplement dated February 6, 2004 -- No. 415

                                  $675,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $675,000,000

STATED MATURITY: July 23, 2009

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: July 23, 2004

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.650%

ORIGINAL ISSUE DISCOUNT NOTES: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTES:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
        - Moneyline Telerate LIBOR page: 3750
        - Reuters screen LIBOR page: no
        - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Moneyline Telerate page 7051:
        - Moneyline Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +33.0 basis points
    - spread multiplier: none
    - initial base rate: 1.65%
    - maximum rate: none
    - minimum rate: none
    - denomination: $2,000 and integral multiples of $1,000 thereafter
    - interest reset dates: quarterly -- on January 23, April 23, July 23 and October 23, commencing on October 23, 2004
    - interest payment dates: January 23, April 23, July 23 and
      October 23, commencing on October 23, 2004
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

                            ------------------------

    The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated February 6, 2004 and prospectus supplement dated February 6, 2004 for additional information about the notes being purchased.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the notes after their initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.



                     GOLDMAN, SACHS & CO.

BLAYLOCK & PARTNERS, L.P.                                       GUZMAN & COMPANY

                            ------------------------

                   Prospectus Supplement dated July 20, 2004.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

                               PRINCIPAL AMOUNT
UNDERWRITERS                       OF NOTES
------------                   ----------------
Goldman, Sachs & Co. ........    $661,500,000
Blaylock & Partners, L.P. ...       6,750,000
Guzman & Company ............       6,750,000
                                 ------------
  Total......................    $675,000,000
                                 ============

     Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.350% of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to 0.200% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the original issue price of up to 0.125% of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

     Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the original issue date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $170,000.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus and "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

------------------------------------------------------------
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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Supplemental Plan of Distribution..............   S-2
    Prospectus Supplement dated February 6, 2004

Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22
                     Prospectus

Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Use of Proceeds................................     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    31
Description of Purchase Contracts We May
  Offer........................................    48
Description of Units We May Offer..............    53
Description of Preferred Stock We May Offer....    58
The Issuer Trusts..............................    66
Description of Capital Securities and Related
  Instruments..................................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc. ...........................    93
Legal Ownership and Book-Entry Issuance........    98
Considerations Relating to Securities Issued in
  Bearer Form..................................   104
Considerations Relating to Indexed
  Securities...................................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................   112
Considerations Relating to Capital
  Securities...................................   115
United States Taxation.........................   118
Plan of Distribution...........................   141
Employee Retirement Income Security Act........   144
Validity of the Securities.....................   144
Experts........................................   144
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   145

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                                  $675,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Medium-Term Notes, Series B
                             ----------------------

                              [GOLDMAN SACHS LOGO]

                             ----------------------
                              GOLDMAN, SACHS & CO.
                           BLAYLOCK & PARTNERS, L.P.
                                GUZMAN & COMPANY
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